UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 8, 2023

NATE’S FOOD CO.
(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

000-52831	46-3403755
(Commission File No.)	(IRS Employer Identification No.)

15151 Springdale Huntington Beach, California 92649
(Address of principal executive offices) (zip code)

(949) 381-1834
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001	NHMD	OTC

Item 8.01 Other Information.

The Company has been actively engaged in ongoing discussions with JP Energy regarding the acquisition agreement formalized in September 2023. In our commitment to transparency with our shareholders, we aim to provide a comprehensive overview of recent developments that have led to our decision, as previously disclosed on December 7, 2023, to discontinue pursuing the deal with JP Energy.

JP Energy initiated a renegotiation of the terms agreed to in the executed contract, proposing several modifications to the acquisition agreement. These adjustments included an increase in the ownership percentage for its shareholders post-closing, significantly reducing Nate Steck's ownership to 1.7% of the Company after the completion of the transaction.

During a face-to-face meeting with John Park on November 10, 2023, Mr. Steck tentatively agreed to the revised structure, granting JP Energy a higher ownership percentage and substantially diminishing his own. Throughout preceding months and during these in-person discussions, Mr. Steck consistently sought assurance regarding JP Energy's financial capacity to fulfill the contracts, emphasizing his primary concern for the successful execution of the promised contracts by JP Energy. As a result of the reassurances from JP Energy's representatives about their ample funding, Mr. Steck acceded to their demands. Furthermore, he was informed that the disclosed JP Energy contracts were the outcome of JP Energy's efforts over the past 2 ½ years.

However, on November 11, 2023, the Company was informed that JP Energy needed $100,000 to close the transaction. The Company promptly facilitated the transfer of $100,000 to JP Energy, reaching a verbal agreement with John Park on mutually acceptable terms, with the anticipation of closing the transaction around December 1. These funds were earmarked for JP Energy to cover attorney and accountant fees associated with the closing, as well as other necessities for initiating the commodities contract execution. JP Energy received the $100,000 on November 14, 2023.

Subsequently, on November 16, 2023, the Company was notified that an extra $450,000 was required to execute the signed contracts. This amount was explained as necessary to address cash flow shortages, raising doubts about the feasibility of the contracts without the additional funds. This marked the first disclosure of JP Energy's dependency on financial resources beyond bank-issued letters of credit. The Company views this as a material misrepresentation of JP Energy's financial capabilities, influencing decisions that might not have otherwise been made.

In discussions regarding the $450,000, the Company was requested to assist by providing half of the amount, minus the $100,000 already provided, and transferring portions of existing convertible notes to JP Energy's advisors to aid in raising additional capital. Crucially, the need for $450,000 was not disclosed to the Company before the initial $100,000 was sent to JP Energy on November 14, 2023. The Company declined these demands, having already initiated the pursuit of its own commodities contracts.

Furthermore, the Company recently uncovered that JP Energy's commodities contracts are brokered transactions negotiated and executed by a third-party broker company on behalf of JP Energy, contradicting the earlier explanation provided regarding the origin of these contracts.

Subsequent conversations with JP Energy have proven unproductive, and we no longer foresee the successful completion of the acquisition.  As a result, regrettably, on December 6, 2023, the Company has decided to formally request the return of the $100,000 previously sent to JP Energy.  JP Energy has not responded to the request.

The information in this Current Report on Form 8-K with respect to Item 8.01 is being furnished pursuant to Item 8.01 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act. This current report on Form 8-K will not be deemed an admission as to the materiality of any information contained herein.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nate’s Food Co.

Dated: December 8, 2023	By:	/s/ Nate Steck
	Name:	Nate Steck
	Title:	CEO

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